Exhibit 99.1

Broadwind Energy Appoints Philip J. Christman to Board of Directors

Cicero, Ill., October 24, 2018 — Broadwind Energy, Inc. (NASDAQ: BWEN) announced that Philip J. Christman, 55, has been appointed to the Company’s Board of Directors, effective October 22, 2018.

“Phil brings tremendous industrial operations and business experience to Broadwind. We look forward to his contributions,” said Dave Reiland, Broadwind Chairman.

Christman is President, Operations of Navistar, Inc., a leading manufacturer of commercial trucks, buses, defense vehicles and engines, a role he has held since November 2017. In this role, Christman has been responsible for all Navistar operations encompassing engineering, manufacturing, procurement and customer support. He began his career with Navistar in 1986 and has held various management positions of increasing responsibility in operations, engineering, procurement and strategy. Mr. Christman has a Bachelor of Science degree in Mechanical Engineering from Indiana Institute of Technology and a Master of Business Administration from Ball State University.

Broadwind CEO, Stephanie Kushner, stated, “Phil’s experience in strategy and operations make him a great addition to our Board of Directors. I look forward to working with him.”

About Broadwind Energy, Inc.

Broadwind Energy, Inc. (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial weldments, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com